Exhibit 99.1

Range Impact Announces $550,000 Capital Raise

Cleveland, Ohio – September 24, 2025 – Range Impact, Inc. (OTCQB: RNGE) (“Range Impact” or the “Company”), a public impact investing company dedicated to acquiring, reclaiming and repurposing mine sites in Appalachia, announced the closing of a $550,000 capital raise.

Capital Raise

The capital raise was comprised of a $350,000 investment by Tower IV, LLC, an investment vehicle of Joseph E. LoConti, the Company’s largest shareholder, a $100,000 investment by Edward Feighan, the Company’s Chairman of the Board, and a $100,000 investment by Michael Cavanaugh, the Company’s CEO and Board Member.

The investors entered into securities purchase agreements pursuant to which they acquired a total of 3,666,667 shares of Range Impact’s common stock at a price of $0.15 per share.

Michael Cavanaugh, Range Impact’s CEO, stated, “The additional capital investment reflects our largest shareholder’s and board’s continued confidence in our vision and strategy.” Cavanaugh added, “By aligning leadership and capital, we are strengthening our ability to accelerate the reclamation and repurposing of our land assets and unlock long-term value for our shareholders, strategic partners, and the local communities we serve.”

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact owns and operates several complementary operating businesses focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking at solving old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects, changes in business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

W: www.rangeimpact.com